RULE 10F-3 REPORT
(Refer to the Rule 10f-3 Procedures for definitions of the defined terms used herein.)

REPORTING PERIOD: Q1-2018


1.Name of the purchasing Fund(s): Guggenheim Strategic Opportunities Fund

2.Name of Issuer: CVS Health Corp.

3.Security Description (Ticker, Cusip/ISIN/Sedol, coupon, etc.):
20 Year Fixed - Ticker: CVS CUSIP: 126650CY4; 30 Year
Fixed - Ticker: CVS CUSIP: 126650CZ1

4.Underwriter from whom purchased: Barclays

5.Affiliated Underwriter managing or participating in underwriting syndicate:
Guggenheim Securities, LLC

6.Aggregate principal amount of purchase by all investment companies and other discretionary accounts advised by the Adviser1: $10,459,932

  1Advisor is Guggenheim Funds Investment Advisers, LLC.

7.Aggregate principal amount of offering:  $40 Billion

8.Purchase price (net of fees and expenses): $98.01 (20 Year Fixed) and $99.43 (30 Year Fixed)

9.Offering price at close of first day on which any sales were made: $100

10.Date of Purchase:  March 6, 2018

11.Date offering commenced:  March 6, 2018

12.Commission, spread or profit: $500,000

13.Does the deal being considered for conditions of the Rule 10f-3 involve a fee or any compensation received or to be received by Guggenheim Corporate Funding (GCF) or any other affiliated Guggenheim entity, other than Guggenheim Securities?
If Yes, please note, the contemplated transaction cannot be allocated to the 40 Act Funds.
No


14.Have the following conditions been satisfied?
Note: To proceed with the transaction, all of the following conditions must be satisfied (as applicable).

a.The securities are:

   part of an issue registered under the Securities Act of 1933 which is
   being offered to the public; 		Yes

   Eligible Municipal Securities;		No
   sold in an Eligible Foreign Offering; OR	No

   sold in an Eligible Rule 144A Offering?	No


b.(1) The securities were purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer); OR Yes

  (2) If the securities to be purchased were offered for subscription upon exercise of rights, such securities were purchased on or before the fourth day preceding the day on which the rights offering terminates?
    No

c.The underwriting was a firm commitment underwriting? 	Yes

d.The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period? Yes

e.The issuer of the securities, except for Eligible Municipal
Securities, and its predecessors have been in continuous operation for not less than three years? Yes

f. (1) The amount of securities other than those sold in an Eligible Rule 144A Offering (see below), purchased by all of the investment companies and other discretionary accounts advised by the Adviser did not exceed 25% of the principal amount of the offering; OR Yes

(2) If the securities purchased were sold in an Eligible Rule 144A Offering, the amount of such securities purchased by all of the investment companies and other discretionary accounts advised by the Adviser did not exceed 25% of the total of: Not Applicable

   (i)The principal amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, as defined in Rule 144A(a)(1), plus

   (ii)The principal amount of the offering of such class in any concurrent
    public offering?	No

g.(1) No affiliated underwriter of the Purchasing Portfolio (or, in the case of a Multi-Adviser Portfolio, a Sleeve thereof) was a direct or indirect
participant in or beneficiary of the sale; OR	Yes

 (2) With respect to the purchase of Eligible Municipal Securities, such purchase was not designated as a group sale or otherwise allocated to
  the account of an affiliated underwriter? Not Applicable	No


h.Information has or will be timely supplied to the appropriate officers of the Trust for inclusion on SEC Form N-SAR and quarterly reports to the Trustees? Yes


Based on the foregoing information, the undersigned hereby certifies that the transaction was effected in accordance with the Rule 10f-3 Procedures or otherwise in compliance with the requirements of the Investment Company Act of 1940 and the rules thereunder.


Name:	 	 _Jim Minogue____________________

Title:	 	__Conflicts Director_____________

Date:	 	____5-9-2018___________________